Exhibit 10.13

BUILDING LOAN AGREEMENT

THIS BUILDING LOAN AGREEMENT (this “Agreement”) is executed as of October 8, 2013, by and between GREENHOUSE REAL ESTATE, LLC, a Texas limited liability company (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Lender”). The Borrower and Lender are collectively referred to herein as the “Parties” and individually as a “Party.”

RECITALS

A.	Borrower owns certain real property described in Exhibit A hereto (the “Property”) consisting of an existing addiction treatment center located at 1171 107th Street, Grand Prairie, Texas.

B.	Borrower has requested from Lender a loan for the purpose of refinancing existing indebtedness encumbering the Property held by Reliant Bank (the “Refinance”) and for the purpose of constructing an additional 34,000 square foot, 60-bed facility in accordance with the Plans and Specification (as hereinafter defined) on the Property.

NOW, THEREFORE, Borrower and Lender agree as follows:

ARTICLE 1. LOAN

1.1	LOAN. By and subject to the terms of this Agreement, Lender agrees to lend to Borrower and Borrower agrees to borrow from Lender the maximum principal sum of THIRTEEN MILLION ONE HUNDRED SIXTY-EIGHT THOUSAND FOUR HUNDRED EIGHTY-ONE AND NO/IOOTHS DOLLARS ($13,168,481.00) (the “Loan”), said sum to be evidenced by that Promissory Note Secured by Deed of Trust of even date herewith (the “Note”). The Note shall be secured, in part, by that certain Construction Deed of Trust with Absolute Assignment of Leases and Rents, Security Agreement and Fixture Filing of even date herewith, executed by Borrower, as trustor, to David C. Young, an individual, as trustee, for the benefit of Lender, as beneficiary, as hereafter amended, supplemented, replaced or modified (the “Deed of Trust”), encumbering certain real property and improvements as legally defined therein. The obligations of Borrower under the Loan will be guaranteed in whole or in part by BEHAVIORAL HEALTHCARE REALTY, LLC, a Delaware limited liability company (“Behavioral Healthcare Realty, LLC”), MICHAEL CARTWRIGHT, an individual (“Cartwright”), and JERROD MENZ, an individual (“Menz”) (each called a “Guarantor” and collectively called “Guarantors”), pursuant to one or more guaranty agreements of even date herewith (individually or collectively, the “Guaranty”). Amounts disbursed to or on behalf of Borrower pursuant to the Note shall be used for such other purposes and uses as may be permitted under this Agreement and the other Loan Documents, as described below. The Loan is not a revolving credit line, and no payments or credits shall increase the maximum amount of advances available from the Loan.

1.2	INTENTIONALLY DELETED.

1.3	LOAN DOCUMENTS; EFFECTIVE DATE. Borrower shall deliver to Lender concurrently with this Agreement the Note, the Deed of Trust and any other documents required by Lender, as hereafter amended, supplemented, replaced or modified, each properly executed and in recordable form, as applicable, described in Exhibit B (collectively, the “Loan Documents”), together with those documents described in Exhibit B as other related documents. The effective date (the “Effective Date”) of the Loan Documents shall be the earlier of (a) the date the Deed of Trust is recorded in the Office of the County Recorder of the county where the Property is located and (b) the date Lender authorizes the Loan proceeds to be released to Borrower.

1.4	MATURITY DATE. The maturity date of the Loan shall be October 31, 2014 (the “Maturity Date”).

1.5

FULL REPAYMENT AND RECONVEYANCE. Upon receipt of all sums owing and outstanding under the Loan Documents, Lender shall issue a full release and reconveyance of the Property and Improvements from the lien of the Deed of Trust; provided, however, that each of the following conditions shall be satisfied at the time of, and with respect to, such release and reconveyance: (a) Lender shall have received all escrow, closing and recording costs, the costs of preparing and delivering such release and reconveyance and any sums then due and payable under the Loan Documents; and (b) Lender shall have received a written release satisfactory to Lender of any set aside letter, letter of credit or other form of undertaking which Lender has issued to any surety, governmental agency or any other party in connection with the Loan and/or the Property; and (c) Lender’s obligation, if any, to make further disbursements under the Loan shall terminate as to any portion of the Loan undisbursed as of the date of issuance of such full release or reconveyance, and any commitment of Lender to lend any undisbursed portion of the Loan shall be cancelled.

1.6	OPTION TO EXTEND. Borrower shall have the option to extend the term of the Loan (the “Option to Extend”) from the Maturity Date to October 31, 2019 (the “Extended Maturity Date”), upon receipt of written notice from Borrower of Borrower’s request to exercise the Option to Extend, which notice shall be provided to Lender not more than ninety (90) days but not less than sixty (60) days prior to the Maturity Date, and upon satisfaction of each of the following conditions precedent:

a.	As of both the Conversion Date (as hereinafter defined) and the Maturity Date, no Default (as hereinafter defined) shall have occurred and be continuing, and no event or condition which, with the giving of notice or the passage of time or both, would constitute a Default shall have occurred and be continuing, and Borrower shall so certify in writing;

b.	Borrower shall execute or cause the execution of all documents reasonably required by Lender to exercise the Option to Extend and shall deliver to Lender, at Borrower’s sole cost and expense, such title insurance endorsements reasonably required by Lender;

c.	There shall have occurred no material adverse change, as determined by Lender in its sole discretion, in the financial condition of Borrower or any Guarantor from that which existed as of the later of: (i) the Effective Date; or (ii) the date upon which the financial condition of such party was first represented to Lender;

d.	Lender shall have determined that the ratio of (x) the total amount due under the Note on the Conversion Date to (y) the appraised “as proposed” value of the Property set forth in the Original Appraisal (as defined in Section 2.1 below), as adjusted by Lender in its sole discretion, does not exceed 65% (the “Conversion LTV”). In the event such “as proposed” value of the Property is not adequate to meet the Conversion LTV, then Borrower may either (i) immediately pay down the outstanding principal balance of the Loan such that said Conversion LTV is met, or (ii) deliver to Lender an updated appraisal of the Property, at Borrower’s sole cost and expense, indicating, to the reasonable satisfaction of Lender, an “as is” value of the Property that is adequate to meet the Conversion LTV, as adjusted by Lender in its sole discretion upon its review of such new appraisal. The valuation date of such updated appraisal shall be within thirty (30) days of the Conversion Date. In the event such “as is” value of the Property is not adequate to meet the Conversion LTV, then Borrower may immediately pay down the outstanding principal balance of the Loan such that the Conversion LTV is met. Any principal balance reduction shall reduce Lender’s commitment by a like amount and may not be re-borrowed.

e.	Guarantor shall reaffirm its obligations under the existing Repayment Guaranty (as defined on Exhibit B attached hereto);

f.	The Improvements shall be 100% complete as determined by an inspection thereof by Lender or Lender’s agents and as evidenced by receipt by Lender of the final certificate of occupancy for the Improvements, in form and substance satisfactory to Lender; and

g.

Lender shall have received, at Borrower’s sole cost and expense, such title insurance endorsements reasonably required by Lender to the title policies issued by Stewart Title Company in connection with the Loan, including a Down-Date Endorsement pursuant to Procedural Rule P-9b(4), and other endorsements deleting any mechanic’s and materialmen’s lien exceptions and, if applicable, deleting the pending disbursements clause pursuant to Procedural Rule P-8b(2), and, if applicable, a Form T-38 Endorsement pursuant to Procedural Rule P-9b(3), each in form and content satisfactory to Lender, and

h.	Borrower shall have reimbursed Lender for all fees and expenses incurred with such Option to Extend, including without limitation, the reasonable fees and expenses of Lender’s counsel, title insurance fees, appraisal fees, inspection fees and reasonable consultant’s fees, regardless of whether the Option to Extend is completed.

Except as modified by this Conversion Option, the terms and conditions of this Agreement and the other Loan Documents as modified and approved by Lender shall remain unmodified and in full force and effect; provided, however, that commencing on the first (1st) day of the first (1st) month after the Conversion Date, (i) Borrower shall commence making monthly principal payments with respect to the Loan as provided in the Note, and (ii) interest on the Loan shall accrue at a rate equal to the One-Month Rate (as defined in the Note) plus two and one-half percent (2.50%) in accordance with the terms of the Note. All terms, conditions and requirements of the Loan Documents shall remain in full force and effect after the exercise of the Conversion Option. The date, which date shall be no later than October 31, 2014, on which Borrower fulfills the requirements set forth in this Section 1.6 and Lender converts the Loan to a permanent loan is the “Conversion Date”.

In the event that Borrower shall fail to satisfy the foregoing conditions precedent on or before the Conversion Date or in the event that Borrower elects, for any reason whatsoever, not to exercise the Conversion Option, including, without limitation, Borrower’s election to repay the Loan in full on or before the Maturity Date or to refinance the Loan with the proceeds of a loan from a lender other than Lender, then Borrower shall pay to Lender a fee (the “Exit Fee”) in an amount equal to the product of (i) three percent (3%) and (ii) the outstanding principal balance of the Loan as of the Maturity Date, which Exit Fee shall be payable in full on the Maturity Date or on such earlier date on which Borrower shall have repaid the Loan in full.

ARTICLE 2. DISBURSEMENT

2.1	CONDITIONS PRECEDENT. Lender’s obligation to make any disbursements or take any other action under the Loan Documents shall be subject at all times to satisfaction of each of the following conditions precedent:

a.	Lender shall have received fully executed originals of all Loan Documents, the Guaranty and any other documents, instruments, policies, and other materials requested by Lender under the terms of this Agreement or any of the other Loan Documents;

b.	There shall exist no Default as defined in this Agreement or any of the other Loan Documents or any event, omission or failure of condition which would constitute a Default after notice or lapse of time, or both;

c.	Lender shall have received an executed copy of a current lease, in form and substance acceptable to Lender, executed by Borrower, as landlord, and Greenhouse Treatment Center, LLC, a Texas limited liability company (“Tenant”) and a wholly-owned subsidiary of American Addition Centers, Inc., a Nevada corporation (“AAC”), as tenant, for one hundred percent (100%) of the Property (the “Greenhouse Treatment Center Lease”);

d.	Lender shall have received an executed copy of a guaranty the Lease, in form and substance acceptable to Lender, executed by AAC as guarantor;

e.	Lender shall have received an executed amendment to Borrower’s operating agreement, in form and substance acceptable to Lender, reflecting that Behavioral Healthcare Realty, LLC owns one hundred percent (100%) of the membership interests of Borrower;

f.	Lender shall have received the final budget for the construction of the Improvements, in form and substance satisfactory to Lender;

g.	Lender shall have obtained an appraisal of the Property (the “Original Appraisal”), at Borrower’s expense, indicating, to the reasonable satisfaction of Lender, that the ratio of (x) the total amount of the Loan to (y) the most recent appraised “as proposed” value of the Property (which shall include the estimated value of the Property upon completion of the Improvements), as adjusted by Lender in its sole discretion upon its review of the Original Appraisal, does not exceed 65%;

h.	The representations and warranties contained in this Agreement and in all other Loan Documents are true and correct as of the date of the requested disbursement;

i.	Such disbursement shall be secured by the Loan Documents and the lien of the Deed of Trust on the Property may be subject only to those exceptions to title approved by Lender as of the date hereof, as evidenced by title insurance endorsements satisfactory to Lender;

j.	Borrower shall have paid all of Lender’s reasonable costs and expenses in connection with such disbursement (including the reasonable cost of Lender’s attorneys);

k.	Any undisbursed Loan funds together with all sums, if any, to be provided by Borrower as shown in Exhibit C shall be at all times equal to or greater than the amount for the Refinance plus the amount which Lender from time to time determines reasonably necessary to: (i) pay through completion all costs of development and construction of the Property and Improvements in accordance with the Loan Documents; (ii) pay all sums which may accrue under the Loan Documents prior to Borrower’s obligation to repay the Loan; and (iii) enable Borrower to perform and satisfy all of the covenants of Borrower contained in the Loan Documents. If Lender determines at any time that the undisbursed Loan funds are insufficient for said purposes, Borrower shall deposit the amount of such deficiency with Lender within seven (7) days of Lender’s written demand. Except as otherwise provided in this Agreement, all funds which are deposited with Lender by Borrower pursuant to the terms and conditions of this Agreement (the “Borrower’s Funds”) shall be held by Lender for disbursement under this Agreement;

l.	Lender shall have received and approved in form and substance satisfactory to Lender: (i) if requested by Lender, a soils report for the Property and Improvements; (ii) two sets of the Plans and Specifications (as defined in certain Assignment of Architectural Agreements and Plans and Specifications of even date herewith), certified as complete by the architect that prepared them, together with evidence of all necessary or appropriate approvals of governmental agencies or private parties required to construct the Improvements; (iii) copies of all agreements which are material to completion of the Improvements, including the Construction Agreement (as defined below) and Architect’s Agreement (as defined below); and (iv) copies of all building permits and similar permits, licenses, approvals, development agreements and other authorizations of governmental agencies or private parties required to develop the Property and Improvements, if required by Lender;

m.

Borrower shall have delivered to Lender (i) a request for the advance, (ii) a copy of Contractor’s application for payment to Borrower, signed by an architect and confirmed by Lender’s inspector, on ATA Forms G702 and G703/G703A or other forms acceptable to Lender, (iii) if requested by Lender, paid invoices or receipts and unconditional statutory lien waivers for all construction work and costs included in the previous request for advance, and evidence reasonably satisfactory to Lender that all prior advances have been used for purposes described in this Agreement or the Financial Requirements Analysis; (iv) if requested by Lender, evidence that any inspection required by any governmental authority has been completed with results satisfactory to that governmental authority and allocated costs of any work to be performed under the Construction Agreement (defined below) on AIA Form G702 or such other forms as may be acceptable to Lender, (v) a true and correct current statement of all obligations incurred for labor performed and materials ordered or delivered, and (vi) such certifications of job progress, in form satisfactory to

Lender, as Lender may request. In this regard, Lender shall have the right to inspect all books, records and accounts relating to such work, and may, at its option, require execution by Borrower and any contractors, subcontractors, laborers and materialmen of such affidavits, endorsements and releases as Lender deems reasonably necessary; and

n.	Lender shall not be obligated to make the final disbursement of the Loan until (i) receipt by Lender of the final certificate of occupancy for the Improvements, in form and substance satisfactory to Lender, (ii) receipt of evidence, satisfactory to Lender, that the Improvements have been constructed prior to the Completion Date and in accordance with the Plans and Specifications, (iii) evidence satisfactory to Lender of lien-free completion of the Improvements or that the statutory lien filing period has expired including, without limitation, either evidence that no claim of lien, lien affidavit or stop notice has been filed or Lender has received releases with respect to the same, (iv) Lender or Lender’s agent shall have inspected the Property and the Improvements, and (v) Lender’s receipt, at Borrower’s sole cost and expense, of a Down-Date Endorsement pursuant to Procedural Rule P-9b(4), and other endorsements amending the mechanic’s and materialmen’s lien coverage and, if applicable, deleting the pending disbursements clause pursuant to Procedural Rule P-8b(2), and, if applicable, a Form T-38 Endorsement pursuant to Procedural Rule P-9b(3) to Lender’s title policy issued by Stewart Title Company in connection with the Loan, all in form and substance satisfactory to Lender, and (vi) performance of all other obligations of Borrower under the Loan Documents.

2.2

LOAN DISBURSEMENTS. Subject to all conditions precedent set forth in Section 2.1 above, the proceeds of the Loan and any Borrower’s Funds shall be disbursed in accordance with the Financial Requirements Analysis, attached hereto as Exhibit C, to pay for the Refinance and for costs of construction actually incurred, subject to a 10% retention, by deposit into an account with Lender, account number *** in the name of Borrower or Borrower’s designee (“Account”). In no event will Lender make disbursements (i) more frequently than monthly, or (ii) in excess of the percentage of construction completed. The maximum amount of advances which Borrower may request for the improvements or for any component or phase thereof shall be as set forth in the Financial Requirements Analysis. Lender shall not be obligated to disburse Loan proceeds for the payment of any cost if the amount of such cost, together with the amounts of other costs included within the same “line-item” in the Financial Requirements Analysis for which requests for advances have previously been submitted and approved, exceeds the amount set forth in the Financial Requirements Analysis for such line-item, unless Borrower furnishes to Lender documentary evidence satisfactory to Lender that any such excess cost is offset by a reduction, in nature satisfactory to Lender, of at least an equal amount in another line-item in the Financial Requirements Analysis, and Lender approves a revision to the Financial Requirements Analysis. At its option, Lender may make disbursements directly to Lender for the payment of interest which accrues and becomes due under the Note, if and to the extent the Financial Requirements Analysis includes interest reserve advances (exclusive of the amount for the Refinance). At its option, Lender may make disbursements to cover any expenses or charges which are to be borne by Borrower, including but not limited to, the cost of any required legal fees, appraisals, inspections, certifications or surveys. At its sole option, Lender may make any disbursements by payment to Borrower or jointly to Borrower and any contractor, subcontractor, supplier, or other person performing work or furnishing materials in connection with the construction of the Improvements. All disbursements shall be applied by Borrower solely for the purposes for which the funds have been disbursed. All disbursements shall be made first from Borrower’s Funds and then from available Loan funds. The Loan shall bear interest and be repaid in accordance with the provisions of the Note. If the outstanding principal balance of the Loan ever exceeds the maximum loan amount described in Section 1.1, all such amounts shall nonetheless be evidenced by the Note, guaranteed by the Guaranty and secured by the Deed of Trust; however, Borrower shall, within 5 business days after Lender’s demand or Borrower’s earlier discovery of such advance, pay to Lender an amount equal to such excess principal amount and accrued but unpaid interest thereon. All requests for advances shall clearly identify any amounts requested for payment to a Related Person. As used in this Agreement, “Related Person” means each Guarantor and any insider or affiliate (or insider or affiliate of any such insider or affiliate) of Borrower, determined by assuming that: (a) Borrower or such Guarantor or other affiliate or insider was a debtor at the time of determination of Related Person status; and (b) the terms “affiliate”, “insider” and “debtor” have the meanings provided for those terms by Section 101 of the federal Bankruptcy Code. Unless expressly set forth in the then effective Financial Requirements Analysis or this Agreement, no developer’s, management, consulting or brokerage fee or commission, developer profit or other payment to any Related Person will be paid directly or indirectly from any proceeds of the Loan without Lender’s prior written approval.

2.3	ACCOUNT PLEDGES. As additional security for Borrower’s performance under the Loan Documents, Borrower hereby irrevocably pledges and assigns to Lender all monies at any time deposited in the Account and all Borrower’s Funds.

2.4	FUNDS TRANSFER DISBURSEMENTS.

a.	Borrower hereby authorizes Lender to disburse the proceeds of the Loan made by Lender or its affiliate pursuant to the Loan Documents as requested by an authorized representative of Borrower (as authenticated in accordance with the authentication procedures implemented by Lender, as the same may be changed from time to time, and communicated to Borrower) to any of the accounts designated in Exhibit D. Borrower agrees to be bound by any transfer request: (i) authorized or transmitted by Borrower; or, (ii) made in Borrower’s name and accepted by Lender in good faith and in compliance with the transfer instructions contained in Exhibit D, even if not properly authorized by Borrower. Borrower further agrees and acknowledges that Lender may rely solely on any bank routing number or identifying bank account number or name provided by Borrower to effect a wire or funds transfer even if the information provided by Borrower identifies a different bank or account holder than named by Borrower. Lender is not obligated or required in any way to take any actions to detect errors in information provided by Borrower. If Lender takes any actions in an attempt to detect errors in the transmission or content of transfer or requests or takes any actions in an attempt to detect unauthorized funds transfer requests, Borrower agrees that, no matter how many times Lender takes these actions, Lender will not in any situation be liable for failing to take or correctly perform these actions in the future, and such actions shall not become any part of the transfer disbursement procedures authorized under this provision or the Loan Documents. Borrower agrees to notify Lender of any errors in the transfer of any funds or of any unauthorized or improperly authorized transfer requests within fourteen (14) days after Lender’s confirmation to Borrower of such transfer.

b.	Lender will, in its sole discretion, determine the funds transfer system and the means by which each transfer will be made. Lender may delay or refuse to accept a funds transfer request if the transfer would: (i) violate the terms of this Agreement; (ii) require use of a bank unacceptable to Lender or prohibited by government authority; (iii) cause Lender to violate any Federal Reserve or other regulatory risk control program or guideline; or (iv) otherwise cause Lender to violate any applicable law or regulation.

c.	Lender shall not be liable to Borrower or any other parties for (i) errors, acts or failures to act of others, including other entities, banks, communications carriers or clearinghouses, through which Borrower’s transfers may be made or information received or transmitted, and no such entity shall be deemed an agent of Lender, (ii) any loss, liability or delay caused by fires, earthquakes, wars, civil disturbances, power surges or failures, acts of government, labor disputes, failures in communications networks, legal constraints or other events beyond Lender’s control, or (iii) any special, consequential, indirect or punitive damages, whether or not (A) any claim for these damages is based on tort or contract or (B) Lender or Borrower knew or should have known the likelihood of these damages in any situation. Lender makes no representations or warranties other than those expressly made in this Agreement.

2.5	WITHHOLDING OF ADVANCES; RETENTION. Lender may withhold advances under the following circumstances, in addition to the circumstances described in Sections 9.2 and 9.5:

a.	Lender may withhold any advance if the request therefor is not accompanied by executed lien waivers for all work done, equipment leased and materials supplied through the date of the immediately preceding request for an advance.

b.	Ten percent (10%) of each advance shall be retained by Lender until (i) Architect has certified, and an inspector has confirmed, on AIA Form G704 or other appropriate form, that the relevant Improvements have been substantially completed in accordance with the Plans and Specifications in accordance with Section 3.1 below; (ii) each applicable governmental authority shall have duly inspected and approved the Improvements and issued the appropriate permit, license or certificate to evidence such approval; and (iii) thirty (30) days shall have elapsed from the later of (A) the date of completion of the Improvements, as specified in Texas Property Code §53.106, if the Affidavit of Completion provided for in this Agreement is filed within ten (10) days after such date of completion, or (B) the date of filing of such Affidavit of Completion if such Affidavit of Completion is filed ten (10) days or more after the date of the completion of the Improvements as specified in Texas Property Code §53.106. The retainage portion of each advance for labor, services and/or material will be disbursed following such timely completion of the Improvements unless Lender, in its sole discretion, agrees to disbursements at an earlier stage.

c.	Any one or more advances may be withheld in whole or in part if Lender determines that the requested advance(s) would cause the total amount advanced with respect to the relevant Improvements (or any component thereof which represents a separate Financial Requirements Analysis “line item”) to exceed the advance limitations with respect to such Improvements (or component) set forth in the then effective Financial Requirements Analysis, or would cause a violation of the advance limitation provisions of Section 2.2.

ARTICLE 3. CONSTRUCTION

3.1	COMMENCEMENT AND COMPLETION. Lender and Borrower acknowledge that Borrower has commenced construction of the Improvements. Borrower shall complete construction of the Improvements, free and clear of any mechanics’ and materialmen’s liens and stop notices, as applicable, in accordance with the Plans and Specifications and other provisions of the Loan Documents, with all construction costs having been paid, on or before September 1, 2014 (the “Completion Date”).

3.2	FORCE MAJEURE. The time within which construction of the Improvements must be completed shall be extended for a period of time equal to the period of any delay directly affecting construction which is caused by fire, earthquake or other acts of God, strike, lockout, acts of public enemy, riot, insurrection, or governmental regulation of the sale or transportation of materials, supplies or labor; provided, however, that Borrower shall furnish Lender with written notice satisfactory to Lender evidencing any such delay within ten (10) days from Borrower’s knowledge of the occurrence of any such delay. In no event shall the time for completion of the Improvements be extended beyond the earlier of the Maturity Date or 60 days beyond the Completion Date.

3.3	CONSTRUCTION AGREEMENT. Borrower and FJW CONSTRUCTION, LLC, a Texas limited liability company (“Contractor”), have entered into that certain Standard Form of Agreement Between Owner and Contractor where the Basis of Payment is a Stipulated Sum dated July 30, 2013 (the “Construction Agreement”), as amended by that certain Amendment to the Construction Agreement dated October 1, 2013, pursuant to the terms and conditions of which Contractor is to construct the Improvements. Borrower shall require Contractor to perform in accordance with the terms of the Construction Agreement and shall not amend, modify or alter the responsibilities of Contractor under the Construction Agreement without Lender’s prior written consent. Borrower shall execute, upon Lender’s request, an assignment of Borrower’s rights under the Construction Agreement to Lender as security for Borrower’s obligations under this Agreement and the other Loan Documents and shall cause Contractor to consent to any such assignment.

3.4

ARCHITECT’S AGREEMENT. Borrower and JOHN E. WHEELER, III ARCHITECTS, INC., a Texas corporation (“Architect”), have entered into that certain Letter Agreement dated as of April 12, 2013 (the “Architect’s Agreement”) pursuant to which Architect is to design the Improvements. Borrower shall require Architect to perform in accordance with the terms of the Architect’s Agreement and shall not amend, modify or alter the material responsibilities of Architect under the Architect’s Agreement without Lender’s prior written consent. Upon Lender’s request, Borrower shall execute an assignment of the

Architect’s Agreement and the Plans and Specifications to the extent prepared by Architect, to Lender as additional security for Borrower’s performance under this Agreement and the other Loan Documents and shall cause Architect to consent to any such assignment.

3.5	PLANS AND SPECIFICATIONS.

a.	Changes; Lender Consent. Except as otherwise provided in this Agreement, Borrower shall not make any changes in the Plans and Specifications without Lender’s prior written consent if such change: (i) constitutes a material change in the building material or equipment specifications, or in the architectural or structural design, value or quality of any of the Improvements; (ii) would result in an increase of construction costs in excess of FIFTY THOUSAND AND NO/100THS DOLLARS ($50,000.00) for any single change or in excess of TWO HUNDRED FIFTY THOUSAND AND NO/100THS DOLLARS ($250,000.00) for all such changes; or (iii) would materially affect the structural integrity, quality of building materials, or overall efficiency of operating systems of the Improvements. Without limiting the above, Lender agrees that Borrower may make minor changes in the Plans and Specifications without Lender’s prior written consent, provided that such changes do not violate any of the conditions specified herein. Borrower shall at all times maintain, for inspection by Lender, a full set of the Plans and Specifications.

b.	Changes; Submission Requirements. Borrower shall submit any material proposed change in the Plans and Specifications to Lender at least ten (10) days prior to the commencement of construction relating to such proposed change, whether or not such change is subject to Lender’s consent. Requests for any change which requires Lender’s consent shall be accompanied by working drawings and a written description of the proposed change, submitted on a change order form acceptable to Lender, signed by Borrower and, if required by Lender, also by Architect and Contractor. At its option, Lender may require Borrower to provide: (i) evidence satisfactory to Lender of the cost and time necessary to complete the proposed change; (ii) a deposit in the amount of any increased costs into Borrower’s Funds; and (iii) a complete set of “as built” Plans and Specifications for the completed Improvements.

c.	Consent Process. Borrower acknowledges that Lender’s review of any changes and required consent may result in delays in construction and hereby consents to any such delays.

d.	Final Plans and Specifications. If requested by Lender, upon completion of the Improvements, Borrower shall deliver to Lender within ten (10) days a set of final Plans and Specifications.

3.6	CONTRACTOR/CONSTRUCTION INFORMATION. Within ten (10) days of Lender’s written request, Borrower shall deliver to Lender in a form acceptable to Lender: (a) a list detailing the name, address and phone number of each contractor, subcontractor and material supplier known to be employed or used for construction of the Improvements together with the dollar amount, including changes, if any, of each contract and subcontract, and the portion thereof, if any, paid through the date of such list; (b) copies of each contract and subcontract identified in such list, including any changes thereto; (c) a cost breakdown of the projected total cost of constructing the Improvements, and that portion, if any, of each cost item which has been incurred; and (d) a construction progress schedule detailing the progress of construction and the projected sequencing and completion time for uncompleted work, all as of the date of such schedule.

Borrower agrees that Lender may disapprove any contractor, subcontractor or material supplier which, in Lender’s good faith determination, is deemed financially or otherwise unqualified; provided, however, that the absence of any such disapproval shall not constitute a warranty or representation of qualification by Lender. Lender may contact any such contractor, subcontractor or material supplier to discuss the course of construction.

3.7

LIENS AND STOP NOTICES. If a claim of lien or lien affidavit is recorded which affects the Property or Improvements or a bonded stop notice is served upon Lender, Borrower shall, within twenty (20) calendar days of such recording or service or within five (5) business days of Lender’s demand, whichever occurs first: (a) pay and discharge the claim of lien or bonded stop notice; (b) effect the release thereof by recording or delivering to Lender a surety bond in sufficient form and amount; or (c) provide Lender with other assurances which Lender deems, in its sole discretion, to be satisfactory for the payment of such claim of lien or bonded stop notice and for the full and continuous protection of Lender from the effect of such lien or bonded stop notice.

3.8	CONSTRUCTION RESPONSIBILITIES. Borrower shall construct the Improvements in a workmanlike manner according to the Plans and Specifications and the recommendations of any soils or engineering report approved by Lender. Borrower shall make reasonable efforts to comply with any construction schedule furnished to Lender and shall comply all applicable laws, ordinances, rules, regulations, building restrictions, recorded covenants and restrictions, and requirements of all regulatory authorities having jurisdiction over the Property or Improvements. Each portion and all of the Improvements, except for approved off-site improvements, shall be constructed within building restriction and set-back lines, and shall not encroach upon, overhang or interfere with any easement, right-of-way, floodplain or other property, unless allowed otherwise whether through written agreement, variance or other governmental or third party approval. Borrower shall not commence the construction of any improvements on the Property, except for those set forth in the Plans and Specifications, without Lender’s prior written consent. Borrower shall be solely responsible for all aspects of Borrower’s business and conduct in connection with the Property and Improvements, including, without limitation, for the quality and suitability of the Plans and Specifications and their compliance with all governmental requirements, the supervision of the work of construction, the qualifications, financial condition and performance of all architects, engineers, contractors, material suppliers, consultants and property managers, and the accuracy of all applications for payment and the proper application of all disbursements. Lender is not obligated to supervise, inspect or inform Borrower or any third party of any aspect of the construction of the Improvements or any other matter referred to above. Except to the extent approved in writing by Lender, no materials, equipment or other personal property or fixture constituting part of the Improvements shall be purchased or installed under any security agreement, lease or other arrangement whereby any third party has a security interest, lien or right to remove or repossess any such item or to claim or assert a lien upon any such property, or to consider such property to constitute personal property after its incorporation into the Improvements.

3.9	ASSESSMENTS AND COMMUNITY FACILITIES DISTRICTS. Prior to the full release and reconveyance of the Property from the lien of the Deed of Trust and without Lender’s prior written consent, Borrower shall not cause or suffer to become effective or otherwise consent to the formation of any assessment district or community facilities district which includes all or any part of the Property and Improvements, nor shall Borrower cause or otherwise consent to the levying of special taxes or assessments against the Property and Improvements by any such assessment district or community facilities district. Borrower shall immediately give notice to Lender of any notification or advice that Borrower may receive from any municipality or other third party of any intent or proposal to include the Property and Improvements in a community facilities district or to levy any such special taxes or assessments. Lender shall have the right to file a written objection to the inclusion of all or any part of the Property and Improvements in a community facilities district, or to the levy of any such special taxes or assessments, either in its own name or in the name of Borrower, and to appear at, and participate in, any hearing with respect to the formation of any such district or the levy or such special taxes or assessments.

3.10	DELAY. Borrower shall promptly notify Lender in writing of any event causing delay or interruption of construction that is expected to last longer than five (5) business days, or the timely completion of construction. The notice shall specify the particular work delayed, and the cause and period of each delay.

3.11	INSPECTIONS. Lender or its agent shall have the right to enter upon the Property at all reasonable times to inspect the Improvements and the construction work to verify information disclosed or required pursuant to this Agreement. Any inspection or review of the Improvements by Lender or its agent is solely to determine whether Borrower is properly discharging its obligations to Lender and may not be relied upon by Borrower or by any third party as a representation or warranty of compliance with this Agreement or any other agreement. Lender owes no duty of care to Borrower or any third party to protect against, or to inform Borrower or any third party of, any negligent, faulty, inadequate or defective design or construction of the Improvements as determined by Lender.

3.12	SURVEYS. Upon Lender’s written request, Borrower shall promptly deliver to Lender: (a) a perimeter survey of the Property; (b) upon completion of the foundations of the Improvements, a survey showing the location of the Improvements on the Property and confirming that the Improvements are located entirely within the Property and do not improperly encroach upon any easement, or breach or violate any governmental requirement; and (c) upon completion of the Improvements, an as-built survey of the Property and Improvements. All such surveys shall be performed and certified by a licensed engineer or surveyor acceptable to Lender and the title insurer, shall be prepared according to current ALTA/ACSM Minimum Standard Detail Requirements and any additional items required by Lender or the title insurer or Category 1A, Condition I survey pursuant to the most recent edition of the Manual of Practice for Land Surveying in the State of Texas, published by the Texas Society of Professional Surveyors, and shall be certified to Lender and the title insurer.

3.13	BONDS. Within five (5) calendar days of Lender’s request, Borrower shall procure from a surety acceptable to Lender, and deliver to Lender performance bonds with dual obligee rider and payment bonds in form, substance and amount acceptable to Lender. The payment bond shall conform to the requirements of Texas Property Code Section 53.201 et seq. and that bond, together with a copy or memorandum of the contract to which it relates (which payment bond shall contain the legal description of the Property) shall be recorded in the office of the County Clerk of the county where the Property is located.

3.14	NOTICE OF COMMENCEMENT. Within ten (10) days after the Effective Date, Borrower shall execute and cause the Contractor to execute and shall file in the Real Property Records of the county in which the Property is located, an affidavit of commencement pursuant to Texas Property Code Section 53.124 (the “Affidavit of Commencement”), in a form satisfactory to Lender. The date of commencement of the construction of the Improvements as set forth in such Affidavit of Commencement shall be a date after the date of the recordation of the Deed of Trust.

3.15	NOTICE OF COMPLETION. Within ten (10) days after the construction of the Improvements has been completed, Borrower shall execute and file in the Real Property Records of the county in which the Property is located, an affidavit of completion pursuant to Texas Property Code Section 53.106 (the “Affidavit of Completion”) in a form satisfactory to Lender, and shall send by certified mail, a copy of the Affidavit of Completion to the Contractor and to each other lien claimant, subcontractor or materialmen on or before the date of filing of the Affidavit of Completion or ten (10) days after written request for a copy of same.

ARTICLE 4. INSURANCE

Borrower shall, while any financial obligation of Borrower or any Guarantor under any Loan Document remains outstanding, maintain at Borrower’s sole expense, with licensed insurers approved by Lender, the following policies of insurance in form and substance satisfactory to Lender:

4.1	TITLE INSURANCE. A standard Texas promulgated form Mortgagee Policy of Title Insurance (the “Title Policy”), together with any endorsements which Lender may require, insuring Lender, in the principal amount of the Loan, of the validity and the priority of the lien of the Deed of Trust upon the Property and the Improvements, subject only to matters approved by Lender in writing. During the term of the Loan, Borrower shall deliver to Lender, within ten (10) days of Lender’s written request, such other endorsements to the Title Policy as Lender may reasonably require, including without limitation, a title update endorsement concurrently with each advance or certain advances of loan proceeds.

4.2	PROPERTY INSURANCE. A Builders All Risk/Special Form Completed Value (Non-Reporting Form) Hazard Insurance policy, including without limitation, theft coverage and such other coverages and endorsements as Lender may require, insuring Lender against damage to the Property and Improvements in an amount not less than 100% of the full replacement cost at the time of completion of the Improvements. Such coverage should adequately insure any and all Loan collateral, whether such collateral is onsite, stored offsite or otherwise. Lender shall be named on the policy as Mortgagee and named under a Lender’s Loss Payable Endorsement or a Standard Mortgagee Clause Endorsement (in form acceptable to Lender).

4.3	FLOOD HAZARD INSURANCE. A policy of flood insurance, as required by applicable governmental regulations, or as deemed necessary by Lender, in an amount required by Lender, but in no event less than the amount sufficient to meet the requirements of applicable law and governmental regulation.

4.4	LIABILITY INSURANCE. A policy of Commercial General Liability insurance on an occurrence basis, with coverages and limits as required by Lender, insuring against liability for injury and/or death to any person and/or damage to any property occurring on the Property and/or in the Improvements. During the period of any construction, Borrower may cause its contractors and/or subcontractors to maintain in full force and effect any or all of the liability insurance required hereunder. Lender may require that Lender be named as an additional insured on any such policy. Whether Borrower employs a general contractor or performs as owner-builder, Lender may require that coverage include statutory workers’ compensation insurance.

4.5	OTHER COVERAGE. Borrower shall provide to Lender evidence of such other reasonable insurance in such reasonable amounts as Lender may from time to time request against such other insurable hazards which at the time are commonly insured against for property similar to the Property located in or around the region in which the Property is located. Such coverage requirements may include, but are not limited to, coverage for earthquake, acts of terrorism, mold, business income, delayed business income, rental loss, sink hole, soft costs, tenant improvement or environmental.

4.6	GENERAL. Borrower shall provide to Lender insurance certificates or other evidence of coverage in form acceptable to Lender, with coverage amounts, deductibles, limits and retentions as required by Lender. All insurance policies shall provide that the coverage shall not be cancelable or materially changed without ten (10) days prior written notice to Lender of any cancellation for nonpayment of premiums, and not less than thirty (30) days prior written notice to Lender of any other cancellation or any modification (including a reduction in coverage). Lender shall be named under a Lender’s Loss Payable Endorsement or Standard Mortgagee Clause Endorsement (in form acceptable to Lender) on all insurance policies which Borrower actually maintains with respect to the Property and Improvements. All insurance policies shall be issued and maintained by insurers approved to do business in the state in which the Property is located and must have an A.M. Best Company financial rating and policyholder surplus acceptable to Lender.

4.7	COLLATERAL PROTECTION INSURANCE NOTICE. (A) BORROWER IS REQUIRED TO: (i) KEEP THE PROPERTY AND IMPROVEMENTS INSURED AGAINST DAMAGE IN THE AMOUNT LENDER SPECIFIES; (ii) PURCHASE THE INSURANCE FROM AN INSURER THAT IS AUTHORIZED TO DO BUSINESS IN THE STATE OF TEXAS OR AN ELIGIBLE SURPLUS LINES INSURER; AND (iii) NAME LENDER AS THE PERSON TO BE PAID UNDER THE POLICY IN THE EVENT OF A LOSS; (B) BORROWER MUST, IF REQUIRED BY LENDER, DELIVER TO LENDER A COPY OF THE POLICY AND PROOF OF THE PAYMENT OF PREMIUMS THEREFOR; AND (C) IF BORROWER FAILS TO MEET ANY REQUIREMENT LISTED IN CLAUSES (A) OR (B) HEREOF, LENDER MAY OBTAIN COLLATERAL PROTECTION INSURANCE ON BEHALF OF BORROWER AT BORROWER’S EXPENSE.

ARTICLE 5. REPRESENTATIONS AND WARRANTIES

As a material inducement to Lender’s entry into this Agreement, Borrower represents and warrants to Lender, as of the Effective Date and continuing thereafter, until the full release and reconveyance of the lien of the Deed of Trust. As used in this Agreement, the phrase “to the best of Borrower’s knowledge” shall mean the actual knowledge of Cartwright and Menz after reasonable inquiry and investigation.

5.1	AUTHORITY/ENFORCE ABILITY. To the best of Borrower’s knowledge, Borrower is in compliance with all laws and regulations applicable to its organization, existence and transaction of business and has all necessary rights and powers to own, develop and operate the Property and Improvements as contemplated by the Loan Documents.

5.2	BINDING OBLIGATIONS. Borrower is authorized to execute, deliver and perform its obligations under the Loan Documents, and such obligations are the valid and binding obligations of Borrower.

5.3	COMPLIANCE WITH LAWS; USE. To the best of Borrower’s knowledge, Borrower has, and at all times shall have, all permits, licenses, exemptions, and approvals necessary to construct, occupy, operate and market the Property and Improvements, and shall maintain compliance with all governmental requirements applicable to the Property and Improvements and all other applicable statutes, laws, regulations and ordinances necessary for the transaction of its business, and shall require its lessees or licensees to do the same. To the best of Borrower’s knowledge, the Property is a legal parcel lawfully created in full compliance with all subdivision laws and ordinances, and is properly zoned for the stated use of the Property as disclosed to Lender at the time of execution hereof. Borrower shall not initiate or acquiesce to a zoning change of the Property without prior notice to, and prior written consent from, Lender. Furthermore, Borrower shall not allow changes in the stated use of the Property from that disclosed to Lender at the time of execution hereof without prior notice to, and prior written consent from, Lender.

5.4	LITIGATION. Except as disclosed to Lender in writing and to the best of Borrower’s knowledge, there are no claims, actions, suits, or proceedings pending, or to the best of Borrower’s knowledge threatened, against Borrower or affecting the Property or Improvements.

5.5	FINANCIAL CONDITION. All financial statements and information heretofore and hereafter delivered to Lender by Borrower, including, without limitation, information relating to the financial condition of Borrower, the Property, the Improvements, the partners, joint venturers or members of Borrower, and/or any Guarantors, fairly and accurately represent the financial condition of the subject thereof and have been prepared (except as noted therein) in accordance with generally accepted accounting principles consistently applied. Notwithstanding the use of generally accepted accounting principles, the calculation of liabilities shall NOT include any fair value adjustments to the carrying value of liabilities to record such liabilities at fair value pursuant to electing the fair value option election under FASB ASC 825-10-25 (formerly known as FAS 159, The Fair Value Option for Financial Asseis and Financial Liabilities) or other FASB standards allowing entities to elect fair value option for financial liabilities. Therefore, the amount of liabilities shall be the historical cost basis, which generally is the contractual amount owed adjusted for amortization or accretion of any premium or discount. Borrower acknowledges and agrees that Lender may request and obtain additional information from third parties regarding any of the above, including, without limitation, credit reports.

5.6	LOAN PROCEEDS AND ADEQUACY. To the best of Borrower’s knowledge, the undisbursed Loan proceeds, together with Borrower’s Funds and all other sums, if any, to be provided by Borrower as shown in Exhibit C, are sufficient to construct the Improvements in accordance with the terms and conditions of this Agreement.

5.7	ACCURACY. To the best of Borrower’s knowledge, all reports, documents, instruments, information and forms of evidence delivered to Lender concerning the Loan or security for the Loan or required by the Loan Documents are accurate, correct and sufficiently complete to give Lender true and accurate knowledge of their subject matter, and do not contain any misrepresentation or omission.

5.8	UTILITIES. All utility services, including, without limitation, gas, water, sewage, electrical and telephone, necessary for the development and occupancy of the Property and Improvements are available at or within the boundaries of the Property, or Borrower has taken all steps necessary to assure that all such services will be available upon completion of the Improvements.

5.9	BUSINESS LOAN. The Loan is a business loan transaction in the stated amount solely for the purpose of carrying on the business of Borrower and none of the proceeds of the Loan will be used for the personal, family or agricultural purposes of Borrower.

5.10	COMMENCEMENT OF CONSTRUCTION. Lender acknowledges that construction work or activity has been conducted at the Property prior to the recordation of the Deed of Trust.

5.11

PROJECT INFORMATION. (a) The recitals described in this Agreement with respect to the project are true and correct to the best of Borrower’s knowledge; (b) the Property includes, or will include upon the completion of construction, adequate on-site parking to comply with applicable legal requirements; (c) the

Property currently abuts and has paved access to 107th Street, which is a completed and dedicated public thoroughfare in both directions; (d) all sanitary and storm sewer, natural gas (if applicable), electricity, refuse collection and telephone service, and police and fire protection, necessary for construction of the Improvements, and operation of the Property after completion, are available, and Borrower will cause such utilities to be installed and connected to the Property; (e) to the best of Borrower’s knowledge, no archaeological ruins, discoveries or specimens exist on the Property.

5.12	REAFFIRMATION AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Each request by Borrower for an advance under this Agreement shall constitute an affirmation on the part of Borrower and each Guarantor that the representations and warranties contained in this Agreement and the other Loan Documents and the Guaranty are true and correct as of the time of such request and that the relevant conditions precedent set forth in this Agreement have been fully satisfied. All representations and warranties made herein shall survive the execution of this Agreement, the making of all advances hereunder and the execution and delivery of all other documents and instruments in connection with the Loan, so long as Lender has any commitment to lend to Borrower hereunder and until the Loan has been paid in full or upon the full release and reconveyance of the Property from the lien of the Deed of Trust.

ARTICLE 6. HAZARDOUS MATERIALS

6.1	SPECIAL REPRESENTATIONS AND WARRANTIES. Without in any way limiting the other representations and warranties set forth in this Agreement, and after reasonable investigation and inquiry, Borrower hereby represents and warrants to the best of Borrower’s knowledge as of the date of this Agreement as follows:

a.	Hazardous Materials. Except as previously disclosed to Lender in that certain Phase I Environmental Site Assessment report dated August 9, 2013, prepared by Partner Engineering and Science, Inc. (the “Environmental Report”), the Property is not and has not been a site for the use, generation, manufacture, storage, treatment, release, threatened release, discharge, disposal, transportation or presence of any oil, flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, hazardous wastes, toxic or contaminated substances or similar materials, including, without limitation, any substances which are “hazardous substances,” “hazardous wastes,” “hazardous materials,” “toxic substances,” “wastes,” “regulated substances,” “industrial solid wastes,” or “pollutants” under the Hazardous Materials Laws, as described below, and/or other applicable environmental laws, ordinances and regulations (collectively, the “Hazardous Materials”). “Hazardous Materials” shall not include commercially reasonable amounts of such materials used in the ordinary course of operation or construction of the Property or Improvements which are used and stored in accordance with all applicable environmental laws, ordinances and regulations.

b.	Hazardous Materials Laws. The Property and Improvements are in compliance with all laws, ordinances and regulations relating to Hazardous Materials (“Hazardous Materials Laws”), including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seg., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901, et seq.) the Occupational Safety and Health Act, as amended, 29 U.S.C. Section 651, and applicable state and local laws, regulations or requirements relating to human health or the safety or protection of the environment.

c.	Hazardous Materials Claims. There are no claims, actions, proceedings or investigations (“Hazardous Materials Claims”) pending or threatened against Borrower, Property or Improvements by any governmental entity or agency or by any other person or entity relating to Hazardous Materials or pursuant to the Hazardous Materials Laws.

d.	Border Zone Property. There has been no occurrence or condition on any real property adjoining or in the vicinity of the Property that could cause the Property or any part thereof to become contaminated through the migration of Hazardous Materials onto, above or under the Property.

6.2	HAZARDOUS MATERIALS COVENANTS. Borrower agrees as follows:

a.	No Hazardous Activities. Borrower shall not cause or permit the Property or the Improvements to be used as a site for the use, generation, manufacture, storage, treatment, release, discharge, disposal, transportation or presence of any Hazardous Materials.

b.	Compliance. Borrower shall comply, and cause the Property, Tenant and the Improvements to comply, with all Hazardous Materials Laws.

c.	Notices. Borrower shall immediately notify Lender in writing of: (i) the discovery of any Hazardous Materials on, under or about the Property and Improvements; (ii) any knowledge by Borrower that the Property or Improvements do not comply with any Hazardous Materials Laws; (iii) any Hazardous Materials Claims known to Borrower; and (iv) Borrower’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of the Property that could cause the Property or any part thereof to become contaminated with Hazardous Materials.

d.	Remedial Action. In response to the presence of any Hazardous Materials on, under or about the Property and Improvements, Borrower shall immediately take, at Borrower’s sole expense, all remedial action required by any Hazardous Materials Laws or any judgment, consent decree, settlement or compromise in respect to any Hazardous Materials Claims.

6.3	INSPECTION BY LENDER. Upon reasonable prior notice to Borrower, Lender, its employees and agents, may from time to time (whether before or after the commencement of a nonjudicial or judicial foreclosure proceeding) enter and inspect the Property and Improvements for the purpose of determining the existence, location, nature and magnitude of any past or present release or threatened release of any Hazardous Materials into, onto, beneath or from the Property and Improvements.

6.4	HAZARDOUS MATERIALS INDEMNITY. BORROWER HEREBY AGREES TO DEFEND, INDEMNIFY AND HOLD HARMLESS LENDER, LENDER’S PARENTS, SUBSIDIARIES OR AFFILIATES, ANY HOLDER OF OR PARTICIPANT IN THE LOAN, AND ALL DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, SUCCESSORS AND ASSIGNS OF ANY OF THE FOREGOING (THE “INDEMNITEE^)”) FOR, FROM AND AGAINST ANY AND ALL LOSSES, DAMAGES, LIABILITIES, CLAIMS, ACTIONS, JUDGMENTS, COURT COSTS AND LEGAL OR OTHER EXPENSES (INCLUDING, WITHOUT LIMITATION, ATTORNEYS’ FEES AND EXPENSES) WHICH ANY SUCH PARTY MAY INCUR AS A DIRECT OR INDIRECT CONSEQUENCE OF THE USE, GENERATION, MANUFACTURE, STORAGE, DISPOSAL, THREATENED DISPOSAL, TRANSPORTATION OR PRESENCE OF HAZARDOUS MATERIALS IN, ON, UNDER OR ABOUT THE PROPERTY, ANY VIOLATION OR CLAIM OF VIOLATION OF ANY HAZARDOUS MATERIALS LAWS WITH RESPECT TO THE PROPERTY, OR ANY INDEMNITY CLAIM BY A THIRD PARTY AGAINST ONE OR MORE INDEMNITEES IN CONNECTION WITH ANY OF THE FOREGOING. Lender shall have the right at any time to appear in, and to participate in as a party if it so elects, and be represented by counsel of its own choice in, any action or proceeding initiated in connection with any Hazardous Materials Laws that affect the Property. Borrower shall immediately pay to Lender upon demand any amounts owing under this indemnity, together with interest from the date the indebtedness arises until paid at the rate of interest applicable to the principal balance of the Note.

6.5	LEGAL EFFECT OF SECTION. Borrower and Lender agree that Borrower’s duty to indemnify Lender hereunder shall survive: (i) any judicial or non-judicial foreclosure under the Deed of Trust, or transfer of the Property in lieu thereof; (ii) the release and reconveyance or cancellation of the Deed of Trust; and (iii) the satisfaction of all of Borrower’s obligations under the Loan Documents.

ARTICLE 7. COVENANTS OF BORROWER

7.1

EXPENSES. Borrower shall immediately pay to Lender upon demand: (a) all costs and expenses incurred by Lender in connection with the preparation, negotiation and administration of this Agreement, the other

Loan Documents and any other documents required by Lender during the term of the Loan; and (b) the enforcement or satisfaction by Lender of any of Borrower’s or any Guarantor’s obligations under this Agreement, the other Loan Documents and the Guaranty. For all purposes of this Agreement, Lender’s costs and expenses shall include, without limitation, all appraisal and appraisal review fees, cost engineering and inspection fees, legal fees and expenses, accounting fees, environmental consultant fees, auditor fees, recording and filing fees, title examination and lien search fees, escrow fees, and the cost to Lender of any title insurance premiums, title surveys, tax service contracts, reconveyance and notary fees. If any of the services described above are provided by an employee of Lender, Lender’s costs and expenses for such services shall be calculated in accordance with Lender’s standard charge for such services.

7.2	LEASING. Borrower will lease the Property to Tenant pursuant to the Greenhouse Treatment Center Lease. In the event of the termination of the Greenhouse Treatment Center Lease, Borrower shall use commercially reasonable efforts to maintain all leasable space in the Property leased at no less than fair market rental rates.

7.3	APPROVAL OF LEASES. All leases of all or any part of the Property shall: (a) be upon terms and with tenants approved by Lender prior to Borrower’s execution of any such lease (which approval shall not be unreasonably withheld); and (b) include estoppel, subordination, attornment and mortgagee protection provisions satisfactory to Lender. All standard lease forms and any material deviation from any form shall be approved by Lender prior to execution of any lease using such form.

7.4	INCOME TO BE APPLIED TO DEBT SERVICE. After the occurrence of a Default and during the pendency of a Default, Borrower shall apply all gross operating income from the Property only to the payment of operating expenses directly attributable to the Property and the payment of accrued interest and outstanding principal on the Loan. To the extent such gross operating income exceeds such operating expenses, such excess shall be used first to pay accrued interest (regardless of any interest reserve). After the occurrence of a Default, no gross operating income shall be distributed to any partner, venturer, member or equity investor of Borrower until such Default has been cured.

7.5	SUBDIVISION MAPS. Prior to recording any final map, plat, parcel map, lot line adjustment or other subdivision map of any kind covering any portion of the Property (“Subdivision Map”), Borrower shall submit such Subdivision Map to Lender for Lender’s review and approval, which approval shall not be unreasonably withheld. Within ten (10) business days after Lender’s receipt of such Subdivision Map, Lender shall provide Borrower written notice if Lender disapproves of said Subdivision Map. Lender shall be deemed to have approved the Subdivision Map if such notice is not provided to Borrower within the foregoing ten (10) business day period, provided that Borrower’s request for Lender’s approval refers to this deemed approval provision. Within five (5) business days after Lender’s request, Borrower shall execute, acknowledge and deliver to Lender such amendments to the Loan Documents as Lender may reasonably require to reflect the change in the legal description of the Property resulting from the recordation of any Subdivision Map. In connection with and promptly after the recordation of any amendment or other modification to the Deed of Trust recorded in connection with such amendments, Borrower shall deliver to Lender, at Borrower’s sole expense, a title endorsement to the Title Policy in form and substance satisfactory to Lender insuring the continued first priority lien of the Deed of Trust. Subject to the execution and delivery by Borrower of any documents required under this Section, Lender shall, if required by applicable law, sign any Subdivision Map approved, or deemed to be approved, by Lender pursuant to this Section.

7.6	FURTHER ASSURANCES. Upon Lender’s request and at Borrower’s sole cost and expense, Borrower shall, and shall cause any person or entity affiliated with Borrower to, execute, acknowledge and deliver any other instalments, including replacement promissory notes, guaranties or other loan documents, and perform any other acts reasonably necessary, desirable or proper, as determined by Lender, to coitect clerical errors or omissions in any loan closing documentation, or to replace any lost or destroyed loan closing documentation, to carry out the purposes of this Agreement and the other Loan Documents or to perfect and preserve any liens created by the Loan Documents. This obligation shall survive any foreclosure or deed in lieu of foreclosure of the Property and Improvements.

7.7	ASSIGNMENT. Without the prior written consent of Lender, Borrower shall not assign Borrower’s interest under any of the Loan Documents, or in any monies due or to become due thereunder, and any assignment without such consent shall be void. In this regard, Borrower acknowledges that Lender would not make this Loan except in reliance on Borrower’s expertise, reputation, prior experience in developing and constructing commercial real property for addiction treatment facilities, Lender’s knowledge of Borrower, and Lender’s understanding that this Agreement is more in the nature of an agreement involving personal services than a standard loan where Lender would rely on security which already exists.

7.8	INDEMNITY. BORROWER HEREBY AGREES TO DEFEND, INDEMNIFY AND HOLD HARMLESS LENDER, ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, SUCCESSORS AND ASSIGNS FOR, FROM AND AGAINST ANY AND ALL LOSSES, DAMAGES, LIABILITIES, CLAIMS, ACTIONS, JUDGMENTS, COURT COSTS AND LEGAL OR OTHER EXPENSES (INCLUDING, WITHOUT LIMITATION, ATTORNEYS’ FEES AND EXPENSES) WHICH LENDER MAY INCUR AS A DIRECT OR INDIRECT CONSEQUENCE OF: (A) THE PURPOSE TO WHICH BORROWER APPLIES THE LOAN PROCEEDS; (B) THE FAILURE OF BORROWER TO PERFORM ANY OBLIGATIONS AS AND WHEN REQUIRED BY THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS; (C) ANY FAILURE AT ANY TIME OF ANY OF BORROWER’S REPRESENTATIONS OR WARRANTIES TO BE TRUE AND CORRECT; OR (D) ANY ACT OR OMISSION BY BORROWER, ANY CONSTITUENT PARTNER OR MEMBER OF BORROWER, ANY CONTRACTOR, SUBCONTRACTOR OR MATERIAL SUPPLIER, ENGINEER, ARCHITECT OR OTHER PERSON OR ENTITY WITH RESPECT TO ANY OF THE PROPERTY. LENDER SHALL BE ENTITLED TO APPEAR IN ANY ACTION OR PROCEEDING WITH COUNSEL OF ITS OWN CHOICE, AND/OR TO SETTLE OR COMPROMISE ANY CLAIM ASSERTED AGAINST IT. BORROWER SHALL IMMEDIATELY PAY TO LENDER UPON DEMAND ANY AMOUNTS OWING UNDER THIS INDEMNITY, TOGETHER WITH INTEREST FROM THE DATE THE INDEBTEDNESS ARISES UNTIL PAID AT THE RATE OF INTEREST APPLICABLE TO THE PRINCIPAL BALANCE OF THE NOTE. BORROWER’S DUTY AND OBLIGATIONS TO DEFEND, INDEMNIFY AND HOLD HARMLESS THE INDEMNITEES DESCRIBED HEREIN SHALL SURVIVE CANCELLATION OF THE NOTE AND THE RELEASE, RECONVEYANCE OR PARTIAL RECONVEYANCE OF THE DEED OF TRUST.

7.9	CHANGE IN STRUCTURE OR MANAGEMENT. Borrower will (a) preserve its existence, and not make any material change in the nature or manner of its business activities, and (b) maintain executive personnel and management at a level of experience and ability equivalent to present executive personnel and management. Without the prior consent of Lender (which consent shall not be unreasonably withheld, except in the case of dissolution or liquidation) Borrower shall not, and shall not cause or permit any Guarantor to, dissolve or liquidate, or merge or consolidate with or into any other entity, or turn over the management or operation of its property, assets or business to any other person.

7.10	UPDATED APPRAISAL; REMARGIN REQUIREMENT. Lender shall have the right (but not the obligation) at any time, and from time to time, during the term of the Loan, in Lender’s discretion, to request and obtain from an appraiser acceptable to Lender, an updated appraisal of the Property, which includes an opinion of value and supporting information reasonably acceptable to Lender. Lender will do everything in its control to contain the cost of the appraisal. If such an appraisal is obtained, Borrower agrees to cooperate with any appraiser, allow access to the Property and provide copies of leases, operating statements, plans and any other information reasonably requested by such appraiser. Borrower shall pay to Lender, within thirty (30) days following demand: (a) the cost of the updated appraisal; provided, however, that Borrower shall not be required to pay for more than one such appraisal in a given calendar year if a Default does not then exist; (b) prior to the Maturity Date, or the Extended Maturity Date, as the case may be, the amount, if any, by which the then outstanding balance of the Loan exceeds 65% of the then most recent appraised value of the Property, as adjusted by Lender in its sole discretion upon its review of the appraisal. Upon Borrower’s payment for the updated appraisal and execution of Lender’s then standard form of appraisal indemnity agreement, Borrower may obtain a copy of the updated appraisal if a Default does not then exist.

7.11	DERIVATIVE DOCUMENTS. If Borrower purchases from Lender any swap, derivative, foreign exchange or hedge transaction or arrangement (or other similar transaction or arrangement howsoever described or defined) at any time in connection with the Loan, Borrower shall, upon receipt from Lender, execute promptly all documents evidencing such transaction, including without limitation, the ISDA Master Agreement, the Schedule to the ISDA Master Agreement and the ISDA Confirmation.

ARTICLE 8. REPORTING COVENANTS

8.1	FINANCIAL INFORMATION.

a.	Borrower shall deliver its tax return, prepared by a certified public accountant (“CPA”) and signed by Borrower, to Lender within thirty (30) days after filing, but in no event later than November 15 of each year following the tax year to be reported, together with any other financial information including, without limitation, financial statements, cash flow projections, and operating statements as may be reasonably requested by Lender.

b.	Borrower shall or shall cause Behavioral Healthcare Realty, LLC and Tenant to deliver to Lender their current CPA-audited, consolidated, annual financial statements (including, without limitation, an income and expense statement and a balance sheet) of as soon as available but in no event later than one hundred twenty (120) days after the end of each such entity’s fiscal year, and their signed CPA-prepared tax return within thirty (30) days after filing but in no event later than November 15 each year end following the tax year to be reported.

c.	Borrower shall cause Cartwright, Menz and any other Guarantor who is an individual to deliver to Lender his or her self-prepared personal financial statement as soon as available, but in no event later than April 30 of each year following the tax year to be reported and his or her signed, CPA-prepared tax return within thirty (30) days after filing but in no event later than November 15 each year end following the tax year to be reported, so long as the guarantees of such individual Guarantors are in effect.

d.	Within thirty (30) days of Lender’s written request, Borrower shall also deliver to Lender such quarterly and other financial information regarding any persons or entities in any way obligated on the Loan as Lender may reasonably specify. If audited financial information is prepared, Borrower shall deliver to Lender copies of that information within forty-five (45) days of its final preparation or not later than would be required by this Section 8.1, whichever is earlier. Except as otherwise agreed to by Lender, all such financial information shall be prepared in accordance with generally accepted accounting principles consistently applied.

8.2	LEASING REPORTS AND OPERATING STATEMENTS. Borrower shall deliver to Lender quarterly rent rolls, leasing schedules and reports, operating statements and/or such other leasing information as Lender shall request with respect to the Property and Improvements, each in form and substance satisfactory to Lender.

8.3	FINANCIAL CONDITION. Borrower shall maintain its financial condition during the term of this Agreement according to the following schedules, using generally accepted accounting principles, consistently applied:

a.

Borrower shall maintain, as of any DSCR Determination Date (hereafter defined), a Debt Service Coverage Ratio of not less than 1.25 to 1.00. For purposes hereof, “Debt Service Coverage Ratio” shall mean, as of any DSCR Determination Date, the ratio of (i) Borrower’s annual net income for the fiscal year immediately preceding such DSCR Determination Date, plus depreciation expense and interest expense payable by Borrower during such fiscal year, plus or minus, as the case may be, the net amount of equity contributions to Borrower by Borrower’s members minus any distributions of income by Borrower to Borrower’s members during such fiscal year, to (ii) the principal and interest payments payable by Borrower on the Loan during such fiscal year. For purposes of this Section, “DSCR Determination Date” shall mean the date on which Lender determines Borrower’s compliance with the Debt Service Coverage Ratio, which date shall be on or after the date on which Lender receives Borrower’s annual financial statements and tax return pursuant to Section 8.1(a).

ARTICLE 9. DEFAULTS AND REMEDIES

9.1	DEFAULT. The occurrence of any one or more of the following shall constitute an event of default (“Default”) under this Agreement and the other Loan Documents:

a.	Monetary. Borrower’s failure to pay within five (5) days when due any sums payable under the Note or any of the other Loan Documents or Borrower’s failure to deposit any Borrower’s Funds as and when required under this Agreement; or

b.	Performance of Obligations. Borrower’s failure to perform any obligation, covenant or condition under the Note or any of the other Loan Documents; provided, however, that if a cure period is provided for the remedy of such failure, Borrower’s failure to perform will not constitute a Default until such date as the specified cure period expires; or

c.	Construction. The construction of the Improvements in accordance with the Loan Documents is prohibited, enjoined or delayed for a continuous period of more than 15 days (except as provided in Section 3.2 above); or

d.	Lien; Attachment; Condemnation. (i) The recording of any claim of lien or lien affidavit against the Property or the Improvements or the giving to Borrower of any notice of unpaid claims for work, materials or specifically fabricated items or of a contractual retainage claim relating to the Property or Improvements, and the continuance of such claim of lien for thirty (30) days after such recording or receipt of notice without discharge, satisfaction or provision for payment being made by Borrower in a manner satisfactory to Lender; or (ii) the condemnation, seizure or appropriation of, or occurrence of uninsured casualty damage with respect to, any material portion of the Property or Improvements; or (iii) the sequestration or attachment of, or any levy or execution upon, any of the Property or Improvements or any other collateral provided by Borrower or any other party under any of the Loan Documents which is not released, expunged or dismissed within thirty (30) days; or

e.	Representations and Warranties. (i) The failure of any representation or warranty of Borrower in any of the Loan Documents and the continuation of such failure for more than thirty (30) days after written notice to Borrower from Lender requesting that Borrower cure such failure; or (ii) any material adverse change in the financial condition of Borrower, any Guarantor, or any indemnitor from the financial condition represented to Lender as of the later of: (A) the Effective Date; or (B) the date upon which the financial condition of such party was first represented to Lender; or

f.	Bankruptcy; Insolvency: Dissolution. (i) The filing by Borrower, any Guarantor, any indemnitor, or any partner or member of Borrower of a petition for relief under the Bankruptcy Reform Act of 1978 (II USC Section 101-1330) as now or hereafter amended or recodified (“Bankruptcy Code”), or under any other present or future state or federal law regarding bankruptcy, reorganization or other debtor relief law; (ii) the filing against Borrower, Guarantor, any indemnitor, or any partner or member of Borrower of an involuntary proceeding under the Bankruptcy Code or other debtor relief law and the failure of Borrower to effect a full dismissal of such proceeding within 30 days after the date of filing such proceeding; (iii) a general assignment by Borrower, Guarantor, any indemnitor, or any partner or member of Borrower for the benefit of creditors; or (iv) Borrower, Guarantor, any indemnitor, or any partner or member of Borrower applying for, or the appointment of, a receiver, trustee, custodian or liquidator of Borrower or any of its property; or

g.	Borrower; Key Person or Entity. The retirement, death, incapacity or withdrawal of Borrower, if an individual, the death or incapacity of any Guarantor, or the retirement, death, incapacity or withdrawal of Cartwright as manager of Borrower and Borrower’s failure to provide a substitute or replacement reasonably acceptable to Lender within thirty (30) days after the occurrence of any such retirement, death, incapacity or withdrawal; or

h.	Transfer of Assets. The sale, assignment, pledge, hypothecation, mortgage or transfer of all or a substantial portion of the assets of Borrower or any Guarantor; or

i.	Derivative Default. The occurrence of a default by Borrower or a termination event with respect to Borrower under any swap, derivative, foreign exchange or hedge transaction or arrangement (or other similar transaction or arrangement howsoever described or defined) at any time entered into between Borrower and Lender in connection with the Loan including, without limitation, the Swap Contract (as defined in the Guaranty); or

j.	Default Under Guaranty. The occurrence of a default under any guaranty now or hereafter executed in connection with the Loan, including, without limitation, any Guarantor’s (defined parties) or other guarantor’s failure to perform any covenant, condition, or obligation thereunder; or

k.	Default Under Unsecured Indemnity Agreement. The occurrence of a default under that certain Hazardous Materials Indemnity Agreement (Unsecured) executed by Guarantor, as Indemnitor, in favor of Lender, dated as of the date hereof, including without limitation, Indemnitor’s failure to perform any covenant, condition, or obligation thereunder; or

l.	Default Under Greenhouse Treatment Center Lease. The occurrence of a default by either the landlord or tenant under, or the surrender, abandonment, termination or rescission of the Greenhouse Treatment Center Lease; or

m.	Default Under Other Indebtedness. The occurrence of a default by Borrower or any Guarantor with respect to any other indebtedness, whether as a borrower or a guarantor thereunder, under any agreement with any lender, including without limitation, Lender.

9.2	ACCELERATION UPON DEFAULT; REMEDIES. Upon the occurrence of any Default specified herein, Lender may, at its sole option, declare all sums owing to Lender under the Note, this Agreement and the other Loan Documents immediately due and payable. Upon such acceleration, Lender may, in addition to all other remedies permitted under the Note and this Agreement and the other Loan Documents and at law or equity, apply Borrower’s Funds, if any, to the sums owing under the Loan Documents and any and all obligations of Lender to fund further disbursements under the Loan shall terminate.

9.3	DISBURSEMENTS TO THIRD PARTIES. Upon the occurrence of a Default occasioned by Borrower’s failure to pay money to a third party as required by this Agreement, Lender may but shall not be obligated to make such payment from the Loan proceeds, Borrower’s Funds, or other funds of Lender. If such payment is made from proceeds of the Loan or from Borrower’s Funds, Borrower shall immediately deposit with Lender, upon written demand, an amount equal to such payment within five (5) business days of such demand. If such payment is made from funds of Lender, Borrower shall immediately repay such funds upon written demand of Lender within five (5) business days of such demand. In either case, the Default with respect to which any such payment has been made by Lender shall not be deemed cured until such deposit or repayment (as the case may be) has been made by Borrower to Lender.

9.4

LENDER’S COMPLETION OF CONSTRUCTION. Upon the occurrence of a Default, Lender may, upon twenty (20) days prior written notice to Borrower, and with or without legal process, take possession of the Property and Improvements, remove Borrower and all agents, employees and contractors of Borrower from the Property and Improvements, complete the work of construction and market, operate and sell or lease the Property and/or Improvements. For this purpose, Borrower irrevocably appoints Lender as its attorney-in-fact, which agency is coupled with an interest. As attorney-in-fact, Lender may, in Borrower’s name, take or omit to take any action Lender may deem appropriate, including, without limitation, exercising Borrower’s rights under the Loan Documents and all contracts concerning the Property and/or Improvements.

9.5	LENDER’S RIGHT TO STOP CONSTRUCTION. If Lender determines at any time that the Improvements are not being constructed materially in accordance with the Plans and Specifications and all applicable governmental requirement, Lender may immediately cause all construction to cease on any of the Improvements affected by the condition of nonconformance and withhold further disbursements under the Loan. Borrower shall thereafter not allow any construction work, other than corrective work, to be performed on any of the Improvements affected by the condition of nonconformance until such time as Lender notifies Borrower in writing that the nonconforming condition has been corrected. Borrower shall notify Lender and Lender’s inspector immediately upon receipt of “red tag” or “stop order” notices from any applicable federal, state, county or municipal building inspector or of unsatisfactory compliance with any applicable building code, and in such event Borrower shall provide Lender and Lender’s inspector with a full and complete written explanation of the nature of such noncompliance.

9.6	SET OFF. Upon the occurrence of a Default, Lender may set off any and all amounts due by Borrower against any indebtedness or obligation of Lender to Borrower.

9.7	RIGHTS CUMULATIVE, NO WAIVER. All of Lender’s rights and remedies provided in this Agreement and the other Loan Documents, together with those granted by law or at equity, are cumulative and may be exercised by Lender at any time. Lender’s exercise of any right or remedy shall not constitute a cure of any Default unless all sums then due and payable to Lender under the Loan Documents are repaid and Borrower has cured all other Defaults. No waiver shall be implied from any failure of Lender to take, or any delay by Lender in taking, action concerning any Default or failure of condition under the Loan Documents, or from any previous waiver of any similar or unrelated Default or failure of condition. Any waiver or approval under any of this Agreement and the other Loan Documents must be in writing and shall be limited to its specific terms. Any funds expended by Lender in the exercise of its rights or remedies under this Agreement and the other Loan Documents shall be payable to Lender upon demand, together with interest at the rate applicable to the principal balance of the Note from the date the funds were expended.

ARTICLE 10. MISCELLANEOUS PROVISIONS

10.1	NOTICES. All notices, demands, or other communications under this Agreement and the other Loan Documents shall be in writing and shall be delivered in accordance with the notice provisions contained in the Deed of Trust.

10.2	RELATIONSHIP OF PARTIES. The relationship of Borrower and Lender under the Loan Documents is, and shall at all times remain, solely that of borrower and lender, and Lender neither undertakes nor assumes any responsibility or duty to Borrower or to any third party with respect to the Property or Improvements, except as expressly provided in this Agreement and the other Loan Documents.

10.3	ATTORNEYS’ FEES AND EXPENSES; ENFORCEMENT. If any attorney is engaged to enforce or defend any provision of this Agreement, any of the other Loan Documents or as a consequence of any Default under the Loan Documents, with or without the filing of any legal action or proceeding, and including, without limitation, any fees and expenses incurred in any bankruptcy proceeding or in connection with any appeal of a lower court decision, the prevailing Party, as agreed to by the Parties or as determined by the court, shall be entitled to its reasonable attorneys’ fees and expenses and all costs incurred in connection therewith.

10.4	IMMEDIATELY AVAILABLE FUNDS. All amounts payable by Borrower to Lender shall be (a) payable only in United States currency in immediately available funds, and (b) received by Lender at the Denver Wholesale Loan Servicing Center, in Denver, Colorado, or at such other places as may be designated in writing by Lender, no later than 11 AM Pacific Standard Time or Pacific Daylight Time, as applicable. Any amounts received after such time shall be credited the next business day.

10.5	LOAN SALES AND PARTICIPATIONS; DISCLOSURE OF INFORMATION. Borrower agrees that Lender may elect, at any time, to sell, assign or grant participations in all or any portion of its rights and obligations under the Loan Documents, and that any such sale, assignment or participation may be to one or more financial institutions, private investors, and/or other entities, at Lender’s sole discretion. Borrower further agrees that Lender may disseminate to any such actual or potential purchaser(s), assignee(s) or participant(s) all documents and information (including, without limitation, all financial information) which has been or is hereafter provided to or known to Lender with respect to: (a) the Property, the Improvements and their operation; (b) any party connected with the Loan (including, without limitation, Borrower, any constituent partner or member of Borrower, any Guarantor, any indemnitor and any non-borrower trustor); and/or (c) any lending relationship other than the Loan which Lender may have with any party connected with the Loan. The indemnity obligations of Borrower under the Loan Documents shall also apply with respect to any purchaser, assignee or participant.

10.6	SIGNS. Lender may place on the Property reasonable signs standard to construction loan transactions stating that construction financing is being provided by Lender and any other lenders or participants in the Loan.

10.7	LENDER’S AGENTS. Lender may designate an agent or independent contractor to exercise any of Lender’s rights under this Agreement and any of the other Loan Documents. Any reference to Lender in any of the Loan Documents shall include Lender’s agents, employees or independent contractors. Borrower shall pay the costs of such agent or independent contractor either directly to such person or to Lender in reimbursement of such costs, as applicable.

10.8	WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (a) ARISING UNDER THE LOAN DOCUMENTS, INCLUDING, WITHOUT LIMITATION, ANY PRESENT OR FUTURE MODIFICATION THEREOF OR (b) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THE LOAN DOCUMENTS (AS NOW OR HEREAFTER MODIFIED) OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION IS NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF ANY RIGHT THEY MIGHT OTHERWISE HAVE TO TRIAL BY JURY.

10.9	SEVERABILITY. If any provision or obligation under this Agreement and the other Loan Documents shall be determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, that provision shall be deemed severed from the Loan Documents and the validity, legality and enforceability of the remaining provisions or obligations shall remain in full force as though the invalid, illegal, or unenforceable provision had never been a part of the Loan Documents, provided, however, that if the rate of interest or any other amount payable under the Note or this Agreement or any other Loan Document, or the right of collectability therefor, are declared to be or become invalid, illegal or unenforceable, Lender’s obligations to make advances under the Loan Documents shall not be enforceable by Borrower.

10.10	HEIRS, SUCCESSORS AND ASSIGNS. Except as otherwise expressly provided under the terms and conditions of this Agreement, the terms of the Loan Documents shall bind and inure to the benefit of the heirs, successors and assigns of the Parties.

10.11	ATTORNEY IN FACT. Borrower hereby irrevocably appoints and authorizes Lender, as Borrower’s attorney in fact, which agency is coupled with an interest, to execute and/or record in Lender’s or Borrower’s name any notices, instruments or documents that Lender deems appropriate to protect Lender’s interest under any of the Loan Documents. The attorney in fact automatically terminates upon the release and reconveyance of the Hen of the Deed of Trust.

10.12	TAX SERVICE. If the Maturity Date and any extension thereof is 18 months or longer from the date hereof, Lender is authorized, at Borrower’s expense, to obtain a tax service contract with a third party vendor which shall provide tax information on the Property and Improvements satisfactory to Lender.

10.13	TIME. Time is of the essence of each and every term of this Agreement.

10.14	GOVERNING LAW AND CONSENT TO JURISDICTION. This Agreement shall be governed by, and construed and enforced in accordance with the laws of the state where the Property is located, except to the extent preempted by federal laws. Borrower and all persons and entities in any manner obligated to Lender under the Loan Documents and Lender submit to the jurisdiction of: (a) any state or federal court sitting in the State of Texas over any suit, action, or proceeding, arising out of or relating to the Loan Documents or the Loan; (b) any state or federal court sitting in the state where the Property is located or the state in which a Party’s principal place of business is located over any suit, action or proceeding, arising out of or relating to any of the Loan Documents or the Loan; (c) any state court sitting in the county of the state where the Property is located over any suit, action, or proceeding, brought by Lender to exercise its power to foreclose the Property or any action brought by Lender to enforce its rights with respect to any other collateral under the Loan Documents, and (d) consents to service of process by any means authorized by the law of the state where the Property is located or federal law. The Parties irrevocably waive, to the fullest extent permitted by law, any objection that the Parties may now or hereafter have to the laying of venue of any such suit, action, or proceeding brought in any such court and any claim that any such suit, action, or proceeding brought in any such court has been brought in an inconvenient forum.

10.15	INTEGRATION; INTERPRETATION; INCONSISTENCIES. The Loan Documents contain or expressly incorporate by reference the entire agreement of the Parties with respect to the matters contemplated therein and supersede all prior negotiations or agreements, written or oral. The Loan Documents shall not be modified except by written instrument executed by all Parties. Any reference to the Loan Documents includes any amendments, renewals or extensions now or hereafter approved by the Parties in writing. In the event of any inconsistencies between the terms of this Loan Agreement and the terms of any other Loan Document, the terms of this Loan Agreement shall prevail.

10.16	JOINT AND SEVERAL LIABILITY. The liability of all persons and entities obligated in any manner under this Agreement and any of the Loan Documents shall be joint and several.

10.17	FORM OF DOCUMENTS. The form and substance of all documents, instruments, and forms of evidence to be delivered to Lender under the terms of this Agreement and any of the other Loan Documents shall be subject to Lender’s approval and shall not be modified, superseded or terminated in any respect without Lender’s prior written approval.

10.18	NO THIRD PARTIES BENEFITED. No person other than Lender and Borrower and their permitted successors and assigns shall have any right of action under any of the Loan Documents. None of the proceeds of the Loan shall constitute a fund for the benefit of any contractor, subcontractor or laborer or material supplier.

10.19	ACTIONS. Borrower agrees that Lender, in exercising the rights, duties or liabilities of Lender or Borrower under the Loan Documents, may commence, appear in or defend any action or proceeding purporting to affect the Property, the Improvements or the Loan Documents and Borrower shall immediately reimburse Lender upon demand for all such expenses so incurred or paid by Lender, including, without limitation, attorneys’ fees and expenses and court costs.

10.20	LENDER’S CONSENT. Wherever in this Agreement there is a requirement for Lender’s consent and/or a document to be provided or an action taken, it is understood that, except as expressly modified herein, Lender shall exercise its consent, right or judgment in a reasonable manner given the specific facts and circumstances applicable at the time.

10.21	HEADINGS. All article, section or other headings appearing in this Agreement and any of the other Loan Documents are for convenience of reference only and shall be disregarded in construing this Agreement and any of the other Loan Documents.

10.22	ELECTRONIC TRANSMISSION OF DATA. Lender and Borrower agree that certain data related to the Loan (including confidential information, documents, applications and reports) may be transmitted electronically, including transmission over the Internet. This data may be transmitted to, received from or circulated among agents and representatives of Borrower and/or Lender and their affiliates and other persons involved with the subject matter of this Agreement. Borrower acknowledges and agrees that (a) there are risks associated with the use of electronic transmission and that Lender does not control the method of transmittal or service providers, (b) Lender has no obligation or responsibility whatsoever and assumes no duty or obligation for the security, receipt or third party interception of any such transmission, and (c) Borrower will release, hold harmless and indemnify Lender for, from and against any claim, damage or loss, including that arising in whole or part from Lender’s strict liability or sole, comparative or contributory negligence, which is related to the electronic transmission of data.

10.23	COUNTERPARTS. To facilitate execution, this document may be executed in as many counterparts as may be convenient or required. It shall not be necessary that the signature of, or on behalf of, each Party, or that the signature of all persons required to bind any Party, appear on each counterpart. All counterparts shall collectively constitute a single document. It shall not be necessary in making proof of this document to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, each of the Parties hereto. Any signature page to any counterpart may be detached from such counterpart without impairing the legal effect of the signatures thereon and thereafter attached to another counterpart identical thereto except having attached to it additional signature pages.

10.24	ADDITIONAL SECURITY INTEREST. Borrower hereby grants and assigns to Lender a security interest, to secure payment and performance of all obligations, in all of Borrower’s right, title and interest, now or hereafter acquired, to the payment of money from Lender to Borrower under any swap, derivative, foreign exchange or hedge transaction or arrangement (or similar transaction or arrangement howsoever described or defined) at any time entered into between Borrower and Lender in connection with the Loan.

10.25	EXHIBITS INCORPORATED. All exhibits, schedules or other items attached hereto are incorporated into this Agreement by such attachment for all purposes.

10.26	POWERS OF ATTORNEY. The powers of attorney granted by Borrower to Lender in Section 9.10 above shall be unaffected by the disability of the principal so long as any portion of the Loan remains unpaid or unperformed. Lender shall have no obligation to exercise any of the foregoing rights and powers in any event. Lender hereby discloses that it may exercise the foregoing powers of attorney for Lender’s benefit, and such authority need not be exercised for Borrower’s best interest.

ARTICLE 11. TEXAS STATE PROVISIONS

11.1	INTEREST PROVISIONS.

a.

Savings Clause. It is expressly stipulated and agreed to be the intent of Borrower and Lender at all times to comply strictly with the applicable Texas law governing the maximum rate or amount of interest payable on the Note or the Related Indebtedness (as hereinafter defined) (or applicable United States federal law to the extent that it permits Lender to contract for, charge, take, reserve or receive a greater amount of interest than under Texas law). If the applicable law is ever judicially interpreted so as to render usurious any amount (i) contracted for, charged, taken, reserved or received pursuant to the Note, any of the other Loan Documents or any other communication or writing by or between Borrower and Lender related to the transaction or transactions that are the subject matter of the Loan Documents, (ii) contracted for, charged or received by reason of Lender’s exercise of the option to accelerate the maturity of the Note and/or the Related Indebtedness, or (iii) Borrower will have paid or Lender will have received by reason of any voluntary prepayment by Borrower of the Note and/or the Related Indebtedness, then it is Borrower’s and Lender’s express intent that all amounts charged in excess of the Maximum Lawful Rate (hereinafter defined) shall be automatically canceled, ab initio, and all amounts in excess of the Maximum Lawful Rate theretofore collected by Lender shall be credited on the principal balance of the Note and/or the Related Indebtedness (or, if the Note and all Related Indebtedness have been or would thereby be paid in full, refunded to Borrower), and the provisions of the Note and the other Loan Documents immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder and thereunder; provided, however, if the Note has been paid in full before the end of the stated term of the Note, then Borrower and Lender agree that Lender shall, with reasonable promptness after Lender discovers or is advised by Borrower that interest was received in an amount in excess of the Maximum Lawful Rate, either refund such excess interest to Borrower and/or credit such excess interest against the Note and/or any Related Indebtedness then owing by Borrower to Lender. Borrower hereby agrees that as a condition precedent to any claim seeking usury penalties against Lender, Borrower will provide written notice to Lender, advising Lender in reasonable detail of the nature and amount of the violation, and Lender shall have 60 days after receipt of such notice in which to correct such usury violation, if any, by either refunding such excess interest to Borrower or crediting such excess interest against the Note and/or the Related Indebtedness then owing by Borrower to Lender. All sums contracted for, charged or received by Lender for the use, forbearance or detention of any debt evidenced by the Note and/or the Related Indebtedness shall, to the extent permitted by applicable law, be amortized or spread, using the actuarial method, throughout the stated term of the Note and/or the Related Indebtedness (including any and all renewal and extension periods) until payment in full so that the rate or amount of interest on account of the Note and/or the Related Indebtedness does not exceed the Maximum Lawful Rate from time to time in effect and applicable to the Note and/or the Related Indebtedness for so long as debt is outstanding. In no event shall the provisions of Chapter 346 of the Texas Finance Code (which regulates certain revolving credit loan accounts and revolving triparty accounts) apply to the Note and/or the Related Indebtedness. Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, it is not the intention of Lender to accelerate the maturity of any interest that has not accrued at the time of such acceleration or to collect unearned interest at the time of such acceleration.

b.	Definitions. As used herein, the term “Maximum Lawful Rate” shall mean the maximum lawful rate of interest which may be contracted for, charged, taken, received or reserved by Lender in accordance with the applicable laws of the State of Texas (or applicable United States federal law to the extent that it permits Lender to contract for, charge, take, receive or reserve a greater amount of interest than under Texas law), taking into account all Charges (as herein defined) made in connection with the transaction evidenced by the Note and the other Loan Documents. As used herein, the term “Charges” shall mean all fees, charges and/or any other things of value, if any, contracted for, charged, received, taken or reserved by Lender in connection with the transactions relating to the Note and the other Loan Documents, which are treated as interest under applicable law. As used herein, the term “Related Indebtedness” shall mean any and all debt paid or payable by Borrower to Lender pursuant to the Loan Documents or any other communication or writing by or between Borrower and Lender related to the transaction or transactions that are the subject matter of the Loan Documents, except such debt which has been paid or is payable by Borrower to Lender under the Note.

c.	Ceiling Election. To the extent that Lender is relying on Chapter 303 of the Texas Finance Code to determine the Maximum Lawful Rate payable on the Note and/or the Related Indebtedness,

Lender will utilize the weekly ceiling from time to time in effect as provided in such Chapter 303, as amended. To the extent United States federal law permits Lender to contract for, charge, take, receive or reserve a greater amount of interest than under Texas law, Lender will rely on United States federal law instead of such Chapter 303 for the purpose of determining the Maximum Lawful Rate. Additionally, to the extent permitted by applicable law now or hereafter in effect, Lender may, at its option and from time to time, utilize any other method of establishing the Maximum Lawful Rate under such Chapter 303 or under other applicable law by giving notice, if required, to Borrower as provided by applicable law now or hereafter in effect.

11.2	WAIVER OF CONSUMER RIGHTS. BORROWER HEREBY WAIVES BORROWER’S RIGHTS UNDER THE PROVISIONS OF CHAPTER 17, SUBCHAPTER E, SECTION 17.41 THROUGH 17.63 INCLUSIVE OF THE TEXAS BUSINESS AND COMMERCE CODE, GENERALLY KNOWN AS THE “DECEPTIVE TRADE PRACTICES-CONSUMER PROTECTION ACT,” A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. AFTER CONSULTATION WITH AN ATTORNEY OF BORROWER’S OWN SELECTION, BORROWER VOLUNTARILY CONSENTS TO THIS WAIVER. IT IS THE INTENT OF LENDER AND BORROWER THAT THE RIGHTS AND REMEDIES WITH RESPECT TO THIS TRANSACTION SHALL BE GOVERNED BY LEGAL PRINCIPLES OTHER THAN THE TEXAS DECEPTIVE TRADE PRACTICES-CONSUMER PROTECTION ACT. THE WAIVER SET FORTH HEREIN SHALL EXPRESSLY SURVIVE THE TERMINATION OF THE REFERENCED TRANSACTION. BORROWER REPRESENTS AND WARRANTS TO LENDER THAT BORROWER (i) IS A BUSINESS CONSUMER, (ii) HAS KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS THAT ENABLE BORROWER TO EVALUATE THE MERITS AND RISKS OF THE SUBJECT TRANSACTION, (iii) IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION WITH RESPECT TO THE SUBJECT TRANSACTION, AND (iv) HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL (WHO WAS NOT, DIRECTLY OR INDIRECTLY, IDENTIFIED, SUGGESTED OR SELECTED BY LENDER OR LENDER’S AGENTS) IN CONNECTION WITH THE REFERENCED TRANSACTION.

[Signature pages follow]

BORROWER:

GREENHOUSE REAL ESTATE, LLC, a Texas limited liability company

By:	/s/ Michael Cartwright
Name:	Michael Cartwright
Title:	President and Manager

Borrower’s Address:

115 East Park Drive, Suite 200
Brentwood, Tennessee 37027
Attention:	Michael Cartwright
Attention:	Kirk Manz

IN WITNESS WHEREOF, Borrower and Lender have executed this Agreement as of the date appearing on the first page of this Agreement.

LENDER:

WELLS FARGO BANK,
NATIONAL ASSOCIATION

By:	/s/ Marcus Di Fiore
Marcus Di Fiore
Vice President

Lender’s Address:

WELLS FARGO BANK, NATIONAL ASSOCIATION

Carlsbad/Desert Commercial Banking Office

5901 Priestly Drive, 1st Floor, Suite 130

Carlsbad, California 92008

MAC E2413-010

Attention: Marcus Di Fiore

EXHIBIT A - DESCRIPTION OF PROPERTY

Exhibit A to BUILDING LOAN AGREEMENT between GREENHOUSE REAL ESTATE, LLC, a Texas limited liability company, as “Borrower”, and WELLS FARGO BANK, NATIONAL ASSOCIATION, as “Lender”.

All that certain real property located in the County of Dallas, State of Texas, described as follows:

Being a lot, tract or parcel of land situated in the J. Goodwin Survey, Abstract No. 595, and J.R. Parker Survey, Abstract No. 1227, City of Grand Prairie, Tarrant County, Texas, and being all of Revised Site 2, Blocks 1 and 13, Industrial Community No. 1, Great Southwest Industrial District, an addition to the City of Grand Prairie, Tarrant County, Texas, as recorded in Volume 388-29, Page 47, Plat Records, Tarrant County, Texas, and a portion of Revised Site 1, Blocks 1 and 13, Industrial Community No. 1 Great Southwest Industrial District, an addition to the City of Arlington, Tarrant County, Texas, as recorded in Volume 388-27, Page 457, Plat Records, Tarrant County, Texas, and being more particularly described as follows:

Commencing at the intersection of the North line of Avenue “H” East (80’ R.O.W.) and the West line of 107th Street (100’ R.O.W.); Thence North along the West line of said 107th Street for a distance of 827.31 feet to the Point of Beginning, said point being the most Easterly Northeast corner of a 19.368 acre tract of land as recorded in Volume 388-139, Page 37, Plat Records, Tarrant County, Texas;

Thence West along the North line of said 19.368 acre tract, a distance of 355.00 feet to a 1/2 inch iron rod found for corner;

Thence North, along an interior East line of said 19.368 acre tract, a distance of 52.00 feet to a 1/2 inch iron rod found for corner;

Thence South 89 degrees 59 minutes 32 seconds West, a distance of 104.22 feet to a 1/2 inch iron rod found for corner in the North line of Site 7, Block 13;

Thence South 89 degrees 22 minutes 41 seconds West, along the North line of Site 7, Block 13, a distance of 17.70 feet to a 1/2 inch iron rod found for corner;

Thence North 01 degrees 03 minutes 28 seconds East along the North line of Site 7, Block 13, a distance of 8.23 feet to a 1/2 inch iron rod found for corner;

Thence North 12 degrees 38 minutes 28 seconds West, a distance of 249.65 feet to a 1/2 inch iron rod for corner and the beginning of a curve to the left, having a radius of 294.12 feet, a central angle of 41 degrees 51 minutes 09 seconds, a chord bearing of North 33 degrees 26 minutes 11 seconds West, a chord distance of 210.10;

Thence long said curve to the left, an arc length of 214.84 feet to a 1/2 inch iron rod found for corner in the South line of Arlington Golf Club, Inc.;

Thence South 89 degrees 48 minutes 26 seconds East, along the South line of Arlington Golf Club, Inc., a distance of 187.67 feet to a 1/2 inch iron rod found for corner and being the Northwest corner of Site 2, Block 1 and 13, Industrial Community No. 1, Great Southwest Industrial District;

Thence East, along the North line of said Site 2, Block 1 and 13, Industrial Community No. 1, Great Southwest Industrial District, a distance of 473.38 feet to a 1/2 inch iron rod found for corner in the West line of said 107th Street and the intersection of a curve to the left, having a radius of 1158.84 feet, a central angle of 06 degrees 23 minutes 06 seconds, a chord bearing of South 07 degrees 42 minutes 13 seconds West, a chord distance of 129.08 feet;

Thence along said curve to the left, an arc length of 129.14 feet to a 1/2 inch iron rod found for corner and the point of compound curvature to the left, having a radius of 1226.46 feet, a central angle of 08 degrees 54 minutes 18 seconds, a chord bearing of South 00 degrees 03 minutes 31 seconds West, a chord distance of 190.43 feet;

Thence along said curve to the left, an arc length of 190.62 feet to a 1/2 inch iron rod found for corner and the point of reverse curvature to the right, having a radius of 1226.46 feet, a central angle of 04 degrees 23 minutes 38 seconds, a chord bearing of South 02 degrees 11 minutes 49 seconds East, a chord distance of 94.03 feet;

Thence along said curve to the right, an arc length of 94.05 feet to a 1/2 inch iron rod found for corner;

Thence South, continuing along said West R.O.W. line of 107th Street, a distance of 66.02 feet to the Point of Beginning and containing 244,577.87 square feet or 5.615 acres of land, more or less.

Address: 1171 107th Street, Grand Prairie, Dallas County, Texas

EXHIBIT B - DOCUMENTS

Exhibit B to BUILDING LOAN AGREEMENT (“Agreement”) between GREENHOUSE REAL ESTATE, LLC, a Texas limited liability company, as “Borrower”, and WELLS FARGO BANK, NATIONAL ASSOCIATION, as “Lender”.

1.	LOAN DOCUMENTS. The documents listed below, numbered 1.1 through 1.9, inclusive below of even date herewith (unless otherwise specified), and amendments, modifications and supplements thereto which have received the prior written consent of Lender, together with any documents executed in the future that are approved by Lender and that recite that they are “Loan Documents” for purposes of this Agreement are collectively referred to herein as the Loan Documents.

1.1	This Agreement;

1.2	Note;

1.3	Deed of Trust;

1.4	Assignment of Construction Agreements executed by Borrower in favor of Lender and consented to by the Contractor;

1.5	Assignment of Architectural Agreements and Plans and Specifications executed by Borrower in favor of Lender and consented to by the Architect;

1.6	Uniform Commercial Code - National Financing Statement - Form UCC-I;

1.7	Limited Liability Company Borrowing Certificate executed by the sole member of Borrower;

1.8	Limited Liability Company Certificate Authorizing Limited Liability Company Activity and Execution of Guaranty and Indemnity executed by the members of Behavioral Healthcare Realty, LLC, a Delaware limited liability company; and

1.9	Subordination Agreement; Acknowledgment of Lease Assignment, Estoppel and Attornment Agreement executed by Borrower, Lender, and Greenhouse Treatment Center, LLC, a Texas limited liability company.

2.	OTHER RELATED DOCUMENTS (WHICH ARE NOT LOAN DOCUMENTS)

2.1	Repayment Guaranty executed by Behavioral Healthcare Realty, LLC, a Delaware limited liability company, Michael Cartwright, an individual, and Jerrod Menz, an individual, collectively, as Guarantor, in favor of Lender;

2.2	Completion Guaranty executed by Behavioral Healthcare Realty, LLC, a Delaware limited liability company, Michael Cartwright, an individual, and Jerrod Menz, an individual, collectively, as Guarantor in favor of Lender;

2.3	Unsecured Hazardous Materials Indemnity Agreement executed by Behavioral Healthcare Realty, LLC, a Delaware limited liability company, Michael Cartwright, an individual, and Jerrod Menz, an individual, collectively, as Indemnitor, in favor of Lender; and

2.4	Agreement for Disbursement Prior to Recording and Amendment to Note executed by Borrower and Lender.

EXHIBIT C - FINANCIAL REQUIREMENT ANALYSIS

Exhibit C to BUILDING LOAN AGREEMENT between CONCORDE REAL ESTATE, LLC, a Nevada limited liability company, as “Borrower”, and WELLS FARGO BANK, NATIONAL ASSOCIATION, as “Lender”.

The Financial Requirement Analysis set forth herein represents an analysis of the total costs necessary in Borrower’s estimation to perform Borrower’s obligations under the Loan Documents. Column A, “Total Costs”, sets forth Borrower’s representation of the maximum costs for each Item specified in Column A. Column B, “Costs Paid By Borrower”, sets forth Borrower’s representation of costs that Borrower has paid or has caused to be paid from other sources of funds for each Item specified in Column B. Column C, “Costs To Be Paid By Borrower”, sets forth Borrower’s representation of costs that Borrower will pay or will cause to be paid from other sources of funds for each Item specified in Column C. Column D, “Disbursement Budget”, sets forth the portion of the Loan and Borrower’s Funds which has been allocated for each Item specified in Column D and will be disbursed pursuant to the terms, covenants, conditions and provisions of this Agreement and the Loan Documents.

EXHIBIT D - TRANSFER AUTHORIZER DESIGNATION

(For Disbursement of Loan Proceeds by Funds Transfer)

☐  NEW                 ☐  REPLACE PREVIOUS DESIGNATION                ☐  ADD                 ☐  CHANGE                 ☐   DELETE LINE NUMBER

The following representatives of GREENHOUSE REAL ESTATE, LLC, a Texas limited liability company (“Borrower”), are authorized to request the disbursement of Loan proceeds and initiate funds transfers between Wells Fargo Bank, National Association (“Bank”) and Borrower. Bank is authorized to rely on this Transfer Authorizer Designation until it has received a new Transfer Authorizer Designation signed by Borrower, even in the event that any or all of the foregoing information may have changed.

	Name	Title	Maximum Wire Amount
1.	Michael Cartwright	President and Manager	$13,168,481.00
2.	Jerrod Menz		$13,168,481.00
3.
4.
5.
6.

Beneficiary Bank and Account Holder Information

Transfer Funds to (Receiving Party Account Name):
Receiving Party Account Number:
Receiving Bank Name, City and State:	Receiving Bank Routing (ABA) Number:
Maximum Transfer Amount: $13,168,481.00
Further Credit Information/Instructions:

Dated as of October 8, 2013

[Signature page follows]

BORROWER:

GREENNHOUSE REAL ESTATE, LLC, a Texas limited liability company

By:	/s/ Michael Cartwright
Name:	Michael Cartwright
Title:	President and Manager